Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Megan Meloni
Investor Relations
(650) 940-6253

CATALYTICA ENERGY SYSTEMS AMENDS STOCKHOLDER RIGHTS PLAN

GILBERT, Ariz. (November 22, 2004) – Catalytica Energy Systems, Inc. (NASDAQ: CESI), a leading provider of innovative emissions solutions for the power generation and transportation industries, today announced that its board of directors has approved an amendment to the Company’s Stockholder Rights Plan providing for an increase from 15% to 20% the threshold of ownership by an acquiring person of the Company’s common stock that would cause the rights, with certain exceptions, to become exercisable.

This amendment reflects Catalytica Energy Systems’ encouragement of strong institutional ownership in response to the continued support it has received from some of its largest stockholders. The Company believes that the amendment to the Rights Plan furthers the purpose of the Rights Plan to ensure that Catalytica Energy Systems’ stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers and other abusive tactics to gain control of the Company without paying all stockholders the fair value of their shares. The full text of the Stockholder Rights Plan is available on the Company’s website at www.CatalyticaEnergy.com, under the Investor Relations section.

Catalytica Energy Systems is a leading provider of innovative emissions solutions designed to ease the environmental impact of combustion-related applications in the power generation and transportation industries. Through its SCR-Tech subsidiary (www.scr-tech.com), the Company offers a variety of services for coal-fired power plants and other utility-scale power generation facilities that use selective catalytic reduction (SCR) systems to reduce nitrogen oxides (NOx) emissions. These services include SCR catalyst cleaning and regeneration, as well as SCR system management and consulting services to optimize efficiency and reduce overall operating and maintenance costs. Catalytica Energy Systems’ other business activities include the design, development and manufacture of advanced products based on its proprietary catalyst and fuel processing technologies to offer cost-effective solutions for reducing NOx emissions from diesel engines and natural gas-fired turbines. The Company’s diesel fuel processing technology is designed to enable significant NOx reduction from mobile, stationary and off-road diesel engines to meet the growing diesel emissions challenge. Catalytica Energy Systems’ Xonon Cool Combustion® system offers a breakthrough pollution prevention approach for gas turbines to achieve ultra-low emissions power generation through a proprietary catalytic combustion process. Other activities include the development of fuel processing systems for fuel cell applications in stationary, auxiliary and back-up power. Find Catalytica Energy Systems on the Worldwide Web at www.CatalyticaEnergy.com.

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Editor’s Note: Xonon and Xonon Cool Combustion are registered trademarks of Catalytica Energy Systems, Inc., Gilbert, AZ, USA